 Exhibit (a)(1)(G)
U.S. OFFER TO PURCHASE FOR CASH
Any and All Outstanding Common Shares, no par value per share, held by U.S. holders
and
Any and All of the Outstanding American Depositary Shares, each of which represents one-third of one Common Share, held by all holders, wherever located,
of
BANCO ITAÚ CHILE
(formerly known as ITAÚ CORPBANCA) at
8,500.00 Chilean Pesos Per Common Share (payable in U.S. dollars)
and
2,833.3333 Chilean Pesos Per American Depositary Share (payable in U.S. dollars)
(each representing one-third of one Common Share)
by
ITB HOLDING BRASIL PARTICIPAÇÕES LTDA.,
an indirect wholly owned subsidiary
of
ITAÚ UNIBANCO HOLDING S.A.
THE U.S. OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:30 P.M., NEW YORK CITY TIME, ON JULY 5, 2023, UNLESS THE U.S. OFFER IS EXTENDED.
June 6, 2023
To our Clients:
Enclosed for your consideration are the U.S. Offer to Purchase, dated June 6, 2023 (the “U.S. Offer to Purchase”), and the related Common Share Acceptance Form, ADS Letter of Transmittal and ADS Notice of Guaranteed Delivery (which together with amendments or supplements thereto constitute the “U.S. Offer”) relating to the offer by ITB Holding Brasil Participações Ltda., a limited liability company organized under the laws of the Federative Republic of Brazil (“Purchaser”) and an indirect wholly owned subsidiary of Itaú Unibanco Holding S.A., a company organized under the laws of the Federative Republic of Brazil (“IUH”) to purchase: (1) any and all outstanding common shares, no par value per share (the “Common Shares”) of Banco Itaú Chile (formerly known as Itaú Corpbanca), a publicly-traded special banking corporation (sociedad anónima especial bancaria) organized under the laws of the Republic of Chile (the “Company”), held by U.S. holders (within the meaning of Rule 14d-1(d) under the U.S. Securities Exchange Act of 1934, as amended, which defines a U.S. holder as “any security holder resident in the United States”); and (2) any and all outstanding American Depositary Shares (each of which represents one-third of one Common Share) (the “ADSs,” and together with the Common Shares, the “Shares”), held by holders, wherever located, in each case other than any Shares owned directly or indirectly by IUH and/or its affiliates, for 8,500.00 Chilean pesos in cash per Common Share and 2,833.3333 Chilean pesos in cash per ADS (together, the “U.S. Offer Price”), without interest and less (i) any applicable brokerage fees and commissions and (ii) applicable withholding taxes, upon the terms and subject to the conditions set forth in the U.S. Offer to Purchase and other related materials, including the form of acceptance for the Common Shares (the “Common Share Acceptance Form”), the letter of transmittal for ADSs (the “ADS Letter of Transmittal”) and the notice of “guaranteed delivery” for the ADSs (the “ADS Notice of Guaranteed Delivery”) which, together with any amendments or supplements thereto, collectively constitute the “U.S. Offer.”
We are (or our nominee is) the holder of record of Common Shares held by us for your account. A tender of such Common Shares can be made only by us as the holder of record and pursuant to your instructions. The Common Share Acceptance Form is furnished to you for your information only and cannot be used by you to tender Common Shares held by us for your account.
Accordingly, we request instruction as to whether you wish to have us tender on your behalf any or all Common Shares held by us for your account pursuant to the terms and conditions set forth in the U.S. Offer.
All terms not otherwise defined herein have the meanings set forth in the U.S. Offer to Purchase.
ADSs cannot be tendered by means of the enclosed Common Share Acceptance Form (which is exclusively for use in respect of Common Shares). If you hold ADSs, you should use the enclosed ADS Letter of Transmittal for tendering such ADSs into the U.S. Offer by following the instructions set forth in such form. Additional information can be obtained from the Information Agent, Morrow Sodali International LLC, at (800) 662-5200 (Toll-Free in North America) or +1 (203) 658-9400 (outside North America).
Please note the following:
1.   The U.S. Offer is open to all holders of ADSs and to all holders of Common Shares resident in the United States. See “The U.S. Offer — Section 1. Terms of the U.S. Offer” in the U.S. Offer to Purchase.
2.   The U.S. Offer Price for Shares accepted for payment pursuant to the U.S. Offer will be paid to holders of Shares in U.S. dollars, less the amount of any fees or commissions, expenses and withholding taxes that may be applicable, to such holders. All payments for Shares accepted for purchase pursuant to the Offers will be made within four Chilean business days following the announcement of the results of the Offers (the date of such payment, the “Settlement Date”). The U.S. Offer Price paid to holders of Shares will be converted into U.S. dollars based on the Observed Exchange Rate, published by the Central Bank of Chile (Banco Central de Chile) in the Official Gazette of Chile two Chilean business days immediately prior to the Settlement Date. All payments to holders of Shares tendered pursuant to the U.S. Offer will be rounded to the nearest whole U.S. cent. The U.S.$/Ch$ exchange rate as published by the Central Bank of Chile in the Official Gazette of Chile on June 2, 2023, was U.S.$1.00 = Ch$804.60.
3.   Tendering holders of Common Shares registered in their own name and who tender directly to the U.S. Tender Agent will not be obligated to pay brokerage fees or commissions.
4.   The U.S. Offer and withdrawal rights will expire at 5:30 p.m., New York City time, on July 5, 2023, unless the U.S. Offer is extended.
5.   Notwithstanding any other provision of the U.S. Offer, payment for Common Shares accepted for purchase pursuant to the U.S. Offer will in all cases be made only after timely receipt by the U.S. Tender Agent, of the completed Common Share Acceptance Form, and by the U.S. Tender Agent’s Chilean custodian, of the Common Shares from a broker, dealer, commercial bank, trust company or other securities intermediary.
If you wish to have us tender any or all of the Common Shares held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form set forth herein. If you authorize the tender of your Common Shares, all such Common Shares will be tendered unless otherwise specified below. An envelope to return your instructions to us is enclosed. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Date.
The U.S. Offer is made solely by the U.S. Offer to Purchase and the related Common Share Acceptance Form, ADS Letter of Transmittal, and ADS Notice of Guaranteed Delivery. Purchaser is not aware of any jurisdiction where the making of the U.S. Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the U.S. Offer or the acceptance of Common Shares pursuant thereto, Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, Purchaser cannot comply with such state statute, the U.S. Offer will not be made to, and tenders will not be accepted from or on behalf, of the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the U.S. Offer to be made by a licensed broker or dealer, the U.S. Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

INSTRUCTION FORM
for Common Shares of Banco Itaú Chile (formerly known as Itaú Corpbanca)
The undersigned acknowledge(s) receipt of your letter and the U.S. Offer to Purchase dated June 6, 2023, and the related Common Share Acceptance Form, ADS Letter of Transmittal, and ADS Notice of Guaranteed Delivery in connection with the U.S. Offer by Purchaser, an indirect wholly owned subsidiary of Itaú Unibanco Holding S.A., to purchase any and all of outstanding Common Shares and any and all outstanding American Depositary Shares of Banco Itaú Chile (formerly known as Itaú Corpbanca), other than those Common Shares currently owned directly or indirectly by Itaú Unibanco Holding S.A. and/or its affiliates pursuant to the terms set forth in the U.S. Offer to Purchase.
This will instruct you to tender the number of Common Shares indicated below (or if no number is indicated below, all Common Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the U.S. Offer to Purchase and the related Common Share Acceptance Form.
Number of Common Shares to be Tendered*:	Print Address(es):

*Unless otherwise indicated, it will be assumed that all of your Common Shares are to be tendered.
Date:	Area Code and Telephone Number(s):

SIGN HERE	Taxpayer Identification or Social Security Number(s):

Signature(s):

Print Name(s):

*
Unless otherwise indicated, it will be assumed that all of your Common Shares are to be tendered.